                                                                   EXHIBIT 10.2

                    OVERSEAS PRIVATE INVESTMENT CORPORATION
                         WASHINGTON, D.C. 20527, U.S.A.

[Seal]                                                            OFFICE OF THE
                                                                      PRESIDENT

                                                             September 29, 1995

Teberebie Goldfields Limited
c/o The Pioneer Group, Inc.
60 State Street
Boston, Massachusetts 02109

     Attention:  Lucien Girard

The Pioneer Group, Inc.
60 State Street
Boston, Massachusetts 02109

     Attention:  Donald Hunter

         Re:  Overseas Private Investment Corporation ("OPIC")
         Commitment to Guarantee Loans to Teberebie Goldfields
         Limited (the "Company")

Ladies and Gentlemen:

     This letter (the "Commitment Letter") constitutes and sets forth the terms and conditions of OPIC's commitment to guarantee, pursuant to Section 234(b) of the Foreign Assistance Act of 1961, as amended, a loan or loans to the Company, which is a corporation organized and existing under the laws of the Republic of Ghana and directly ninety percent (90%) owner by Pioneer Goldfields Limited, which is a company limited by shares organized and existing under the laws of Guernsey, the Channel Islands ("PGL"), and wholly-owned by the Pioneer Group, Inc., a Delaware corporation (the "Sponsor"). OPIC is willing to guarantee, and, by its acceptance of this Commitment Letter, the Company confirms that it is willing to borrow, a loan or loans (the "Loan") to be applied to the Project (as defined below) on the following terms and conditions:

1.  Parties:           (a) The Company, which will be the
                       borrower of the Loan; and

                       (b) the Sponsor.


1100 NEW YORK AVE., N.W. - WASHINGTON, D.C. 20527 - FAX (202) 408-9859 -
(202) 336-8400

2.  Project:            An expansion of the Company's existing gold mine
                        operations located southwest of the town of Tarkwa in western Ghana (the "Teberebie Mine"), intended to increase the Teberebie Mine's output from approximately
                        270,000 to approximately 427,000 troy ounces of gold per year, as more fully described in the following documents that the Sponsor has submitted to OPIC: the U.S. Sponsor
                        Disclosure Report, dated August 11, 1995; the draft report of Pincock, Allen & Holt, dated August 8, 1995, captioned "Due Diligence Review, Pioneer Goldfields
                        Limited, Teberebie Gold Mine, Ghana, West Africa"; and the draft "Five-Year Business Plan (1996-2000) of TGL and PGL".

3.  Amount:             The outstanding principal amount of the Loan shall not
                        exceed $54,000,000 (the "Guaranty Commitment"). As used herein the symbol "$" indicates United States dollars.

4.  Financial Plan:     The Project's total cost is estimated to be $74,000,000,
                        to be funded as follows (the "Financial Plan"):

                        Senior Debt:                        Amount
                        -----------                      -----------
                        The Loan                         $54,000,000

                        Equity:
                        ------
                        Company funds
                        from operations                   20,000,000
                                                         -----------

                        Total Funding:                   $74,000,000
                        -------------                    -----------

5.  Term:               The Loan shall be repaid in 12
                        approximately equal semi-annual
                        installments, commencing on the later of
                        (a) June 15, 1997 and (b) the first
                        Payment Date (as defined below) to occur after the date of the first disbursement of the Loan.

6.  Interest Rate:      Payable semi-annually in arrears at a rate
                        or on a basis to be negotiated with the
                        guaranteed lender or lenders on terms

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                                    - 3 -


                        acceptable to OPIC. The Company shall pay to OPIC a default premium at the rate of two percent (2%) per annum with respect to any amount not paid when due under the Finance Agreement (as defined in paragraph 14(a) below).

7.   Guaranty Fee:      Two and sixty-five hundredths percent (2.65%) per annum
                        on the outstanding balance of the Loan, payable to OPIC semi-annually in arrears (the "Guaranty Fee") on each Payment Date.

8.   Facility Fee:      One percent (1%) of the Guaranty Commitment (the
                        "Facility Fee"), of which (i) $200,000 was previously paid as a retainer to be credited toward the Facility
                        Fee, (ii) one-half ($270,000) is due and payable to OPIC on the date of execution of this Commitment Letter and (iii) the remainder shall be due and payable on the date of execution of the Finance Agreement.

9.   Commitment Fee:    One-half of one percent (0.5%) per annum on the
                        undisbursed and uncanceled amount of the Guaranty
                        Commitment (the "Commitment Fee"). Such fee shall accrue from the date of this Commitment Letter and be due and payable to OPIC semi-annually in arrears on December 15 and June 15 of each year (each such date a "Payment Date"), and upon either the termination of this Commitment Letter or the date of execution of the Finance Agreement. The Commitment Fee will continue to accrue under and shall be payable as provided in the Finance Agreement on the undisbursed and uncanceled amount of the Guaranty Commitment. No disbursement of the Loan shall occur after September 30, 1997.

10.  Maintenance Fee:   The Company shall pay to OPIC an annual maintenance
                        fee of $5,000 on each December 15 so long as the Loan remains outstanding (the "Maintenance Fee").

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                                    - 4 -


11.  Cancellation Fee:  The Company may cancel any portion of the Guaranty
                        Commitment to the extent of any undisbursed portion of the Loan upon payment to OPIC of a cancellation fee (the "Cancellation Fee") equal to (a) for the cancellation of any part of the Guaranty Commitment that, together with all other canceled parts of the Guaranty Commitment (if any), does not exceed $9 million in the aggregate, one-half percent (0.5%) of the amount canceled and (b) for the cancellation of any part of the Guaranty Commitment that, together with all other canceled parts of the Guaranty Commitment
                        (if any), does exceed $9 million in the aggregate, one and one-half percent (1.50%) of the amount canceled. Any portion of the Guaranty Commitment that for any reason expires or is terminated without being disbursed shall be deemed to have been canceled, and the Cancellation Fee shall apply.

12.  Reimbursement of
     Expenses:          The Company or the Sponsor shall pay or reimburse OPIC
                        for all reasonable expenses incurred by OPIC in connection with this Commitment Letter and the negotiation, execution and implementation of the Finance Agreement and the Financing Documents (as defined in paragraph 14(b) below), including reasonable fees and expenses for outside legal counsel, business advisers and consultants, travel expenses, cost of reproducing and binding post-closing document transcripts (including up to five OPIC copies) and other such out-of-pocket expenses incurred by OPIC, including any costs of collecting any amount due hereunder. Such payment or reimbursement shall be due and payable within 30 days after the Company's receipt of OPIC's request therefor from time to time and upon the extension or termination of this Commitment Letter or execution of the Finance Agreement, provided that, to the extent of any portion of the Facility Fee that has been paid to OPIC, travel expenses incurred by OPIC staff shall be reimbursed out of such fee. The payment or reimbursement of OPIC expenses shall be due whether or not this Commitment Letter expires without renewal or is canceled or a Finance Agreement is executed or any disbursement of the Loan is made thereunder.

13.  Payments:        All payments due hereunder to OPIC shall be paid by wire
                      transfer as follows:

                           U.S. Treasury Department
                           New York, NY
                           ABA No. 0210-3000-4
                           TREAS NYC/CTR/BNF=AC-71000001
                           OBI=OPIC Loan Number 641-95-353-IG

14.  Other
     Conditions:      (a) The terms and conditions of the Loan and of OPIC's
                      guaranty thereof (the "OPIC Guaranty") shall be set forth in a finance agreement with the Company (the "Finance
                      Agreement") providing the foregoing terms, the terms and conditions set forth in the term sheet attached thereto as Annex A and such other terms and conditions as are mutually agreed to between the parties.

                      (b) On the date of execution of the Finance Agreement, no condition shall exist that in OPIC's judgment materially adversely affects the Company's or the Sponsor's ability to carry out the Project or to perform their respective obligations under the Finance Agreement and all documents, instruments and approvals required by the Finance Agreement (collectively with the Finance Agreement, the "Financing Documents").

                      (c) The Financing Documents shall be satisfactory to OPIC in form and substance.

                      (d) The Company shall arrange for, and pay all costs associated with, the funding of the Loan, including without limitation the fees of all placement agents, paying agents and liquidity facility providers
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                                      -6-

                        and their respective counsel, and all documents, instruments and approvals required in connection with such funding shall be satisfactory to OPIC in form and substance.

15.  Termination:       If for any reason the Finance Agreement is not
                        executed and delivered on or before March 1, 1996, OPIC's commitment and its obligations hereunder will thereupon terminate. In addition, OPIC may, by written notice to the Sponsor, terminate this commitment and its obligations hereunder as of an earlier date if, in OPIC's reasonable judgment, the Sponsor or the Company is unlikely to be able or willing to perform its obligations under any Financing Document. Upon any such termination, the Company or the Sponsor shall forthwith pay to OPIC the Commitment Fee, the Cancellation Fee and any other amounts then due hereunder.

16.  Extension of
        Commitment:     The parties hereto shall use their best efforts to
                        complete negotiations of the Financing Documents as soon as possible prior to the termination of this Commitment
                        Letter. Extension of the term of this Commitment Letter shall be subject, at OPIC's sole discretion, to modification of the terms hereof.

17.  Indemnity:         The Company and the Sponsor shall indemnify and hold
                        harmless OPIC and each of its directors, officers and employees (each, an "indemnified person") in connection with any losses, claims, damages, liabilities (or actions in respect thereof) or other expenses (including without limitation attorneys' fees and expenses as they are incurred in connection with investigating, preparing, or defending any such action or claim) (any of the foregoing being a "Loss" and collectively
                        "Losses") to which such indemnified person may become subject arising out of or relating to this Commitment
                        Letter, the provision of the
                        financing and guaranty contemplated hereby or the use or intended use of the proceeds thereof; provided that such indemnity shall not apply to the extent that there is a final determination that the Loss resulted from (a) the gross negligence or willful misconduct of the indemnified person, (b) a failure by OPIC to fulfill its guarantee obligations with respect to the Loan or (c) a failure by the Company to pay its financial obligations under the Financing Documents (except to the extent arising from fraud or misrepresentation). This indemnity obligation shall survive the execution of the Finance
                        Agreement and the expiration, termination or other modification of the Guaranty Commitment set forth herein.

18.  Joint and Several
        Obligations:    Payment of all fees and expenses payable to OPIC
                        hereunder shall be the joint and several obligation of the Company and the Sponsor, provided that the Sponsor shall have no obligation for any such fees and expenses incurred after Project Completion, other than (a) costs of enforcement of any direct obligation of the Sponsor hereunder and (b) any amounts owed by the Sponsor pursuant to Section 17.

19.  Counterparts:      This Commitment Letter may be executed in separate
                        counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

20.  Governing Law:     This Commitment Letter shall be governed by the law of
                        the State of New York.

        In consideration of OPIC's Commitment set forth herein, the Sponsor and the Company jointly and severally represent and warrant to OPIC that (i) the Sponsor and the Company and their respective officers, directors, employees and agents have complied in all material respects with all applicable Corrupt Practices Laws (as hereinafter defined) in obtaining any consents, licenses, approvals, authorizations, rights or privileges in respect of the Project, (ii) the Company is otherwise conducting its business in compliance in all material respects with all applicable Corrupt Practices Laws and (iii) the internal management and accounting practices and controls of the Company and the Sponsor are adequate to ensure compliance with applicable Corrupt Practices Laws. This representation shall survive the execution of the Finance Agreement and any termination or expiration of the Guaranty Commitment set forth herein. As used herein, "Corrupt Practices Laws" means (i) the Foreign Corrupt Practices Act of 1977, Pub.L. No. 95-213, as amended (codified in Sections of 15 U.S.C. Section 78 (1988)) and (ii) any other law, regulation, order, decree, or directive having the force of law and relating to bribery, kick-backs, or similar corrupt business practices.

        If the foregoing correctly sets forth our understanding and agreement, please confirm your acceptance thereof by (i) signing and returning to OPIC an executed counterpart of this Commitment Letter and (ii) wiring to OPIC the amount referred to in paragraph 8 in partial payment of the Facility Fee, all no later than September 29, 1995. If OPIC receives such countersigned copy and funds by such time, then this Commitment Letter shall constitute an agreement between us effective and legally binding on each of us as of its date.

                                Very truly yours,

                                OVERSEAS PRIVATE INVESTMENT CORPORATION

                                By: /s/ DANIEL W. RIORDAN
                                   ------------------------------------------
                                    Daniel W. Riordan

                                Title: Executive Vice President
                                       --------------------------------------

ACCEPTED AND AGREED TO
as of the date of this Commitment Letter:

TEBEREBIE GOLDFIELDS LIMITED

By: /s/ Lucien Girard, III
    ------------------------------------

Title: Managing Director
       ---------------------------------

THE PIONEER GROUP, INC.

By: /s/ JOHN F. LAWLOR
    ------------------------------------
    John F. Lawlor

Title: Vice President
       ---------------------------------

                                    ANNEX A

          TERM SHEET FOR $54,000,000 OPIC LOAN GUARANTY FOR TEBEREBIE
                               GOLDFIELDS LIMITED

All capitalized terms used herein have the meanings given them in the Commitment Letter to which this Term Sheet is attached, unless the context otherwise requires. The Finance Agreement shall include the following terms and conditions, in addition to standard representations and warranties, covenants and events of default:

1.      Drawdown and
        Commitment Period:      The Loan shall be disbursed is not more than
                                four disbursements. No disbursement of the Loan shall be made after September 30, 1997
                                (the period from today through such date being the "Commitment Period").

2.      Voluntary
        Prepayment:             In addition to any requirements of the
                                lender(s), the Loan, after the Commitment
                                Period, may be prepaid in inverse order of maturity upon the payment to OPIC of the following premiums (each a "Prepayment
                                Premium"), each expressed as a percent of the principal amount prepaid. If prepayment occurs in the twelve-month period commencing with:
                                (i) the last day of Commitment Period, the Prepayment Premium shall be 3%, (ii) the first anniversary of last day of Commitment Period, the Prepayment Premium shall be 2%, (iii) the second anniversary of last day of Commitment
                                Period, the Prepayment Premium shall be 1%, and
                                (iv) thereafter, prepayments may be made without premium.

3.      Mandatory
        Prepayment:             Prepayment of the Loan shall be mandatory in the
                                event that, and in the amount by which, (i) insurance proceeds received by the Company in any fiscal year in excess of $500,000 are not used to repair or replace damaged assets and
                                (ii) dividends
                        paid in any fiscal year exceed seventy percent (70%) of the prior year's net income.

4.  Security:           Subject to the next sentence, the Company's obligations
                        to OPIC shall be secured by a perfected first lien and charge on all of the Company's assets, including without limitation the escrow account referred to below and all rights of the Company (and of the Sponsor or any affiliate of the Sponsor) under (i) any existing or future agreements with purchasers of ore or other output from the Teberebie Mine; (ii) the Deed of Warranty
                        Confirmation and Conditions from the Government of Ghana dated December 3, 1987 and any amendment thereof or supplement thereto; (iii) the Mining Lease from the Government of Ghana dated February 2, 1988 and any amendment thereof or supplement thereto; and (iv) any other agreements with the Government of Ghana relating to the Teberebie Mine. The lien and charge so granted may be of second priority with respect to any crushing equipment that is subject to prior mortgage (the
                        "Equipment Mortgage") securing loans outstanding under a Credit Agreement dated June 1, 1993 between the Company and Skandinaviska Enskilda Banken (the "SEB Credit
                        Agreement").

5.  Escrow:             The Company shall maintain on deposit in an escrow
                        account in a financial institution satisfactory to OPIC an amount equal on any date to debt service (including principal, interest and Guaranty Fee) due on the Loan during the immediately succeeding six-month period.

6.  Subordination:      All fees, debt service and any other amounts payable by
                        the Company to the Sponsor or affiliates thereof shall
                        be subordinated to the payment of all amounts due in
                        respect of the Loan, provided that the Company may (a)
                        pay dividends subject to the dividend restrictions set
                        forth in paragraph 9(d) below and (b) pay to
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                                      -3-

                        officers of the Company that are also affiliates of the Sponsor compensation on an unsubordinated basis for services as an officer of the Company at a rate established on an arm's length basis.

7.  Principal Conditions Precedent to Loan Disbursement:

        (a) The following agreement shall have been entered into by the Company and the other respective parties on terms and conditions satisfactory to OPIC and shall each be fully effective:

                (i) a share retention agreement between the Sponsor and OPIC requiring the Sponsor to maintain at least a minimum indirect percentage interest in the Company;

                (ii) agreements and other documents providing the security, escrow, and subordination arrangements in favor of OPIC referred to above;

                (iii) a project completion agreement among the Company, the Sponsor and OPIC establishing the obligations and project completion tests described below in paragraph 11;

                (iv) a Participation and OPIC Guaranty Agreement among the Company, OPIC and a paying agent satisfactory to OPIC, together with all other documents and instruments required to fund the Loan on terms and conditions satisfactory to OPIC;

                (v) other construction, supply, lease, management or other relevant contracts reasonably required as conditions for disbursement;

        (b) OPIC shall have received satisfactory evidence of all necessary Government of Ghana consents and approvals, including without limitation:

                (i) approval of the Project for purposes of the OPIC guaranty;

                (ii) registration of the Loan with the Central Bank of Ghana and foreign exchange consents permitting the remittance of all amounts payable under the Financing Documents; and

                (iii) all approvals, permits and consents necessary for the Company to carry out the Project and its ongoing operations at the Teberebie Mine.

        (c) OPIC shall have received satisfactory evidence of all necessary corporate documents and authorizations of the Company and the Sponsor.

        (d) OPIC shall have received satisfactory evidence that adequate insurance coverage has been obtained, with OPIC named as an additional insured.

        (e) OPIC shall have received legal opinions of (i) counsel to OPIC in Ghana, (ii) counsel to the Company in Ghana, (iii) counsel to the Company in the United States and (iv) counsel to the Sponsor in the United States, each in form and substance satisfactory to OPIC.

        (f) As of the date of each disbursement, (i) no default under the Finance Agreement shall have occurred and be continuing, (ii) the representations and warranties contained in the Finance Agreement shall be true and correct as if made on such date, and (iii) no change in circumstances shall have occurred which materially adversely affects the Company's or the Sponsor's financial condition or ability to fulfill their respective obligations under the Financing Documents.

        (g) An environmental impact assessment which takes the implementation of the Project into account shall have been delivered to OPIC, and OPIC shall be satisfied with the views and conclusions set forth therein.

8.      Reporting Requirements:

        (a) The Company shall furnish OPIC with financial information and reports expressed in U.S. dollars and in the English language, all prepared in accordance with U.S. generally accepted accounting principles, including but not limited to quarterly financial statements, audited annual financial statements, compliance certificates and, prior to Project Completion (as defined below under the caption "Project Completion"), quarterly progress reports.

                OPIC shall have reasonable access to the Company's books and records and to the Company's premises for purposes of inspection.

        (b) The Company shall annually complete and deliver to OPIC a "Self-Monitoring Questionnaire" in such form as OPIC may from time to time prescribe and an environmental compliance report in form and substance satisfactory to OPIC with respect to the Company's compliance with the environmental protection requirements of the Finance Agreement.

9.      Principal Financial Covenants:

        (a) Indebtedness Restrictions: The Company shall not incur any indebtedness other than:

                (i)     that provided in the Financial Plan;

                (ii)    trade credit on terms not exceeding 90 days;

                (iii) indebtedness to the Sponsor or PGL that is subordinated to the Loan on terms fully acceptable to OPIC; and

                (iv) other indebtedness (including lease obligations), provided that the Company's ratio of total indebtedness to tangible net worth (which for this purpose shall include the Company's capitalized costs of development of the Project) shall not exceed
                        1.5 to 1.

        (b) Mortgage and Lien Restrictions: The Company shall not create or suffer to exist any liens, security interests or encumbrances on any of its properties or assets other than:

                (i)     The liens and encumbrances securing the Loan;

                (ii) the Equipment Mortgage, securing not more than $3.12 million of indebtedness outstanding under the SEB Credit Agreement as of the date of this Commitment Letter;

                (iii) tax, mechanics' and other statutory liens being contested or litigated in good faith; and

                (iv) liens and encumbrances securing indebtedness referred to in paragraph (a)(iii) above that

                        OPIC in its sole discretion shall have determined could not in any way interfere with OPIC's rights as a secured creditor of the Company or its ability to enforce such rights without restriction.

        (c) Debit Service Coverage Ratio: For the four most recently completed fiscal quarters of the Company, taken as a single accounting period, the ratio of (i) the sum of (x) cash generated by the Company and available for debt service and
                (y) cash on hand at the beginning of such period to (ii) the Company's debt service payments shall not be less than 2.00 to 1.

        (d) Dividend Restrictions: The Company may declare or pay dividends or make other distributions on or in respect of shares of its capital stock only if (i) no default or event of default under the finance Agreement then exists or would exist after giving effect to any such dividend or distribution; (ii) after giving effect to each such dividend or distribution (w) the ratio of the Company's total indebtedness to its tangible net worth (which for this purpose shall include the Company's capitalized costs of development of the Project) would not exceed 1.5 to 1, (x) the Company's tangible net worth would not be less than $45,000,000, of the prior year's net income unless the Loan is prepaid at the time of such dividend or distribution in the amount of such excess; and (iii) for the four next succeeding fiscal quarters of the Company, taken as a single accounting period, the ratio of (x) the sum of
                (A) cash projected to be generated by the Company and available for debt service and (b) cash on hand at the beginning of such period to (y) the Company's projected debt service payments shall be not less than 2.00 to 1.

        (e) Tax Gross-up: If for any reason any withholding or other tax is applied to any payments due under the Finance Agreement, the Company shall gross up all such payments.

10.     Other Covenants:

        (a) All inter-company transactions involving the Company, the Sponsor or any affiliate thereof shall be conducted on an arm's-length basis and reported to OPIC.

        (b) The Company shall not, without OPIC's prior written consent, either: (i) form any subsidiaries or (ii) make any investments outside the ordinary course of business.

        (c) The Company shall not carry on any business other than (i) completion and operation of the Project and the Teberebie Mine and (ii) exploration activities costing less than $2,000,000 in any fiscal year of the Company that are carried on for the purpose of locating other gold deposits within Ghana, and the Company shall not take any action that would constitute or result in any material alteration to the nature or scope of that business.

        (d) Standard covenants will be provided in the Finance Agreement, including no material changes in the Project, the documents referred to herein or the Company's Memorandum or Articles of Association, no substantial disposition of assets and no merger, consolidation, etc.

        (e) The Company shall not take actions to prevent its employees from lawfully exercising their right of free association and their right to organize and bargain collectively. The Company shall observe applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work, and occupational health and safety, and shall not use forced labor. The Company is not responsible for the actions of a government.

        (f) The Company shall not require employees to work more than eight hours per day for six consecutive days (a "standard work week"), except with financial remuneration at a rate in excess of that to which such workers would otherwise be entitled for working a standard work week. The Company will not employ workers under the age of 16 years.

        (g) The Project shall be operated in compliance with World Bank environmental and health and safety standards applicable to gold mining, except to the extent that OPIC shall have waived compliance therewith.

        (h)     The Company shall comply with all applicable Corrupt Practices
                Laws.

11.     Project Completion:

        (a) The Sponsor and the Company shall execute a Project Completion Agreement that will require the Sponsor (i) to cause the Company to fulfill all of the requirements needed to achieve Project Completion, (ii) up to Completion Date, unconditionally and irrevocably to guarantee the payment of all of the Company's financial obligations as they become due and payable, including, without limitation, the Company's obligations under the Finance Agreement and the Notes, and (iii) pursuant to such guaranty, to pay amounts demanded from time to time by OPIC. The Sponsor's payment obligations pursuant to the Project Completion Agreement shall be subject to a cap equal, at any time, to the dollar equivalent of the amount of dividends paid by the Company from the date hereof through the earlier of such time and the date of Project Completion. "Project Completion" shall means and be deemed to have occurred at the time that OPIC has notified the Sponsor that the following have been accomplished to OPIC's satisfaction:

                (w) Physical Completion Test: All buildings, facilities and necessary infrastructure for the Project shall have been completely constructed utilizing first-class standards of workmanship and materials and in accordance with the Project plans and the terms of applicable construction agreements, and all equipment shall have been installed and be operating in accordance with applicable specifications;

                (x) Operational Completion Tests: After satisfaction of the foregoing physical completion test the Company shall have demonstrated its production capabilities by producing 195,000 troy ounces of gold over a period of six months consecutive months;

        (y)  Legal conditions:

                (i) the Company shall have good freehold title or valid leasehold interests free and clear of all Liens and encumbrances (except for security interests permitted by the Finance Agreement) to all of the land and all buildings, equipment and facilities now or at the time known to be required for the Project:

                (ii) the Company shall have granted liens in favor of OPIC with respect to all of the assets required to be pledged pursuant to the Finance Agreement, and in accordance with the requirements thereof;

                (iii) the Company shall have met all of its material obligations of any kind through the date of Project Completion, including, without limitation, payment of all amounts at any time to become due under contracts for construction, procurement, installation and improvement of land, buildings, equipment and facilities for the Project;

                (iv) each Financing Document and each other document identified in the Finance Agreement as being necessary to the Project remains in full force and effect; and

                (v) no Event of Default (or condition or event that, with the giving of notice, or lapse of time, or both, would constitute an Event of Default) under the Finance Agreement shall then exist; and

        (z)  Financial Tests:

                (i) the ratio of total liabilities to tangible net worth of the Company shall not exceed 1.5 to 1; and

                (ii) The Company shall have made at least one principal repayment on the Loan as and when due from cash flow generated from the Project.


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                                      -10-


     (b) The Company shall use its best efforts to achieve Project Completion by December 31, 1998.

12.  Governing Law:  The Finance Agreement, the Project Completion Agrement, the
                     other Financing Documents and related agreements shall be governed by the laws of the State of New York.